Independent Auditors' Consent

The Board of Directors
BioSpecifics Technologies Corp.:

We consent to incorporation by reference in the Registration Statements No. 33-95116 and No. 333-36485 on Form S-8 of BioSpecifics Technologies Corp. of our report dated April 22, 1998, relating to the consolidated balance sheet of BioSpecifics Technologies Corp. and subsidiaries as of January 31, 1998 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the two-year period ended January 31, 1998, which report appears in the January 31, 1998 annual report on Form 10-KSB of BioSpecifics Technologies Corp.



                                                           KPMG PEAT MARWICK LLP

Jericho, New York
May 6, 1998